Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports 40% Revenue Growth

Hackensack, NJ – March 16, 2017 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the third quarter ended January 31, 2017.

Third Quarter and Recent Business Highlights:

•	Revenue increased 40% year-over-year to $3.6 million

•	50% growth in Translation Oncology Solutions (TOS) segment revenue

•	Record quarterly bookings; 30% greater than previous record set in first quarter fiscal 2017

•	Expanded TOS product line by adding new unique cohorts of PDX models to existing TumorBank

Ronnie Morris, CEO of Champions, commented, “This was a solid quarter of execution for Champions, with our strongest-ever quarterly bookings reinforcing management’s long-term confidence in the business. Year-over-year revenue growth continued at a 40% pace, even while timing-related issues tied to individual customers impacted our top line. The acceleration of our bookings, combined with our ongoing efforts to reduce expenses, reinforces our expectations for near-term profitability. In a few quarters, we believe we will reach sustainable profitability, even as we experience normal revenue volatility, while continuing our level of investment in research and development.
“Our strong growth to date has been driven by our core business,” continued Morris. “We continue to invest in building new models that reflect the evolving standard of care to provide robust model cohorts for pre-clinical research and clinical trial simulation. We have expanded our relevant TumorBank with more than 160 new and unique models in the past six months. We are planning to expand our solution offerings with the expansion of immune-oncology (‘IO’) clinical simulation and data analytics solutions that we believe will accelerate our long term growth.”

Financial Results

For the third quarter of fiscal 2017, revenue was $3.6 million, as compared to $2.6 million for the third quarter 2016, an increase of 39.7%. Total operating expenses for the third quarter fiscal 2017 and 2016 was $5 million and $4.9 million, respectively, an increase of $100,000 or 0.8%. Revenue was $11.7 million and $8.3 million for the nine months ended January 31, 2017 and 2016, respectively, an increase of $3.4 million or 40.1%.

For the third quarter of fiscal 2017 and 2016, Champions reported a loss from operations of $1.4 million and $2.4 million, respectively, a decrease of $1 million or (41.0%). Excluding stock-based

Exhibit 99.1

compensation of $237,000 and $567,000 for the three months ended January 31, 2017 and 2016, respectively, Champions recognized a loss from operations of $1.2 million and $1.9 million for third quarter 2017 and 2016, respectively.

For the nine months ended January 31, 2017 and 2016, Champions reported a loss from operations of $4.4 million and $7.8 million, respectively, a decrease of $3.4 million or (43.1%). Excluding stock-based compensation of $1.9 million and $2.1 million for the nine months ended January 31, 2017 and 2016, Champions recognized loss from operations of $2.6 million and $5.8 million, respectively.

Net cash used in operations was $3.2 and $5.9 million for the nine months ended January 31, 2017 and 2016, respectively, a decrease of $2.7 million or (44.7%). The reduction in cash burn is the result of revenue growth and aggressive expense management.

The company ended the quarter with $3.5 million of cash and cash equivalents on the balance sheet.

Translational Oncology Services (TOS) revenue was $3.2 million and $2.1 million for the three months ended January 31, 2017 and 2016, respectively, an increase of $1.1 million or 50.7%. The increase is due to bookings growth in prior quarters, both in the number and size of the studies.

TOS cost of sales was $2.1 million and $1.6 million for the three months ended January 31, 2017 and 2016, respectively, an increase of $500,000, or 28.2%. For the three months ended January 31, 2017 and 2016, gross margin for TOS was 35.2% and 23.8%, respectively. The increase in TOS cost of sales was due to an increase in TOS studies. The improvement in gross margin was due to higher TOS revenue leveraged off the fixed cost component of the lab and effective management of the variable lab costs. Gross margin varies based on timing differences between expense and revenue recognition. While the gross margin improved, there are expenses incurred in advance of future revenue.

Personalized Oncology Services (POS) revenue was $347,000 and $416,000 for the three months ended January 31, 2017 and 2016, respectively, a decrease of $69,000 or (16.6%). The decrease is due mainly to a decrease in sequencing revenue of $63,000.

POS cost of sales was $320,000 and $479,000 for the three months ended January 31, 2017 and 2016, respectively, a decrease of $159,000, or (33.2%). For the three months ended January 31, 2017 and 2016, gross margin for POS was 7.8% and (15.1%), respectively. The improvement is attributed to the increase in higher margin sequencing revenue and aggressively managing our lab costs.

Research and development expense was $1 million for both the three months ended January 31, 2017 and 2016. Sales and marketing expense for the three months ended January 31, 2017 and 2016 was $726,000 and $779,000 respectively, a decrease of $53,000, or (6.8%). General and administrative expense was $836,000 and $1 million for the three months ended January 31, 2017 and 2016, respectively, a decrease of $164,000 or (19.7%). The decrease is primarily due to a decrease in stock compensation expense.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To access the conference call, domestic participants should dial

Exhibit 99.1

800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions”.

Full details of the Company’s financial results will be available Friday March 17, 2017 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended January 31, 2017 and 2016. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2016 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
Net loss - GAAP	$(1,409)	$(2,412)	$(4,460)	$(7,872)
Less:
Stock-based compensation	237	567	1,901	2,090
Net loss - non-GAAP	$(1,172)	$(1,845)	$(2,559)	$(5,782)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
EPS – GAAP	$(0.13)	$(0.28)	$(0.44)	$(0.90)
Less:
Effect of stock-based compensation on EPS	0.02	0.07	0.19	0.24
EPS - non-GAAP	$(0.11)	$(0.21)	$(0.25)	$(0.66)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
TOS operating revenue	3,218	2,136	10,337	6,958
POS operating revenue	$347	$416	$1,354	$1,387
Total operating revenue	$3,565	$2,552	$11,691	$8,345
Cost of TOS	2,086	1,627	5,965	4,683
Cost of POS	320	479	1,167	1,661
Research and development	998	999	3,217	3,018
Sales and marketing	726	779	2,369	2,688
General and administrative	836	1,041	3,393	4,062
Loss from Operations	$(1,401)	$(2,373)	$(4,420)	$(7,767)
Other (Expense)	(8)	(8)	(33)	(29)
Net Loss before provision for income taxes	$(1,409)	$(2,381)	$(4,453)	$(7,796)
Income taxes	—	31	7	76
Net Loss	$(1,409)	$(2,412)	$(4,460)	$(7,872)

Condensed Consolidated Balance Sheets as of (Unaudited)

	January 31, 2017	April 30, 2016
Cash and cash equivalents	$3,488	$2,585
Accounts receivable	2,026	1,312
Other current assets	541	443
Total current assets	6,055	4,340

Restricted cash	150	150
Property and equipment, net	672	618
Goodwill	669	669
Total assets	$7,546	$5,777
Accounts payable and accrued liabilities	$1,651	$2,167
Deferred revenue	3,621	3,139
Total current liabilities	5,272	5,306
Other Non-current Liability	234	233
Stockholders’ equity	2,040	238
Total liabilities and stockholders’ equity	$7,546	$5,777

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended January 31,
	2017	2016
Cash flows from operating activities:
Net Loss	$(4,460)	$(7,872)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,901	2,090
Issuance of common stock	20	—
Depreciation and amortization expense	127	114
Allowance for doubtful accounts	—	33
Changes in operating assets and liabilities	(826)	(218)
Net cash used in operating activities	(3,238)	(5,853)

Cash flows from investing activities:
Purchases of property and equipment	(181)	(176)
Net cash used in investing activities:	(181)	(176)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	4,340	—
Payment of issuance costs related to 2015 Private Placement	—	(18)
Capital lease payments	(18)	(17)
Net cash provided by (used in) financing activities:	4,322	(35)

Increase (decrease) in cash and cash equivalents	903	(6,064)
Cash and cash equivalents, beginning of period	2,585	9,357
Cash and cash equivalents, end of period	$3,488	$3,293